UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 5 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
SIOUXLAND ETHANOL, LLC
(Name of small business issuer in its charter)

Nebraska State or jurisdiction of incorporation or organization	2860 Primary Standard Industrial Classification Code Number	22-3902184 I.R.S. Employer Identification No.
110 East Elk Street, Jackson, Nebraska 68743
(402) 632-2676
(Address and telephone number of principal executive offices and principal place of business)
Tom Lynch, Chairman of the Board
110 East Elk Street
Jackson, Nebraska 68743
(402) 632-2676
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of Communications to:
Valerie D. Bandstra
Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510
(515) 242-2400
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of each		Proposed maximum	Proposed maximum
class of securities	Dollar amount to be	offering price per	aggregate offering	Amount of
to be registered	registered	unit	price	registration fee
Membership Units	$46,000,000	$10,000	$46,000,000	$5,415(1)

1 Determined pursuant to Section 6(b) of the Securities Act of 1933 and Fee Rate Advisory #6 for Fiscal Year 2005.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Directors and officers of Siouxland Ethanol, LLC may be entitled to benefit from the indemnification provisions contained in the Company’s operating agreement and the Nebraska Limited Liability Company Act. The general effect of these provisions is summarized below.
     Our operating agreement provides that to the maximum extent permitted under the Nebraska Limited Liability Company Act and any other applicable law, no member or director of Siouxland Ethanol shall be personally liable for any debt, obligation or liability of the Company merely by reason of being a member or director or both. No director of the Company shall be personally liable to the Company or its members for monetary damages for a breach of fiduciary duty by such director; provided that the provision shall not eliminate or limit the liability of a director for the following: (1) receipt of an improper financial benefit to which the director is not entitled; (2) liability for receipt of distributions in violation of the articles of organization, operating agreement, or the Nebraska Limited Liability Company Act; (3) a knowing violation of law; or (4) acts or omissions involving fraud, bad faith or willful misconduct. To the maximum extent permitted under the Nebraska Limited Liability Company Act and other applicable law, the Company, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of Company property) is required to indemnify, save, and hold harmless and pay all judgments and claims against each director relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such director or officer in connection with the business of the Company. The indemnification includes reasonable attorneys’ fees incurred by a director or officer in connection with the defense of any action based on covered acts or omissions. Attorneys’ fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unit holder against any director, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the director, including attorneys’ fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no director shall be indemnified by the Company in contradiction of the Nebraska Limited Liability Company Act. The Company may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether the Company would otherwise be required to indemnify the person against the liability.
     Generally, under Nebraska law, a member or manager is not personally obligated for any debt or obligation of the Company solely because they are a member or manager of the Company. However, Nebraska law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the operating agreement provides.
     The principles of law and equity supplement the Nebraska Limited Liability Company Act, unless displaced by particular provisions of the Act.
     There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, member, manager, employee or agent.
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission registration fee	$5,415
Legal fees and expenses	150,000
Consulting Fees	30,000
Accounting fees	50,000
Blue Sky filing fees	15,500
Printing expenses	15,000
Advertising	56,050
Miscellaneous expenses	3,035

Total	$325,000	*
* All of the above items except the registration fee and blue sky filing fees are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
     During the time period beginning on Siouxland Ethanol’s formation on August 12, 2004 and ending on November 19, 2004, we issued and sold 195 membership units to our seed capital investors at a purchase price of $5,000 per unit, without registering the units with the Securities and Exchange Commission. All sales were made pursuant to Rule 504 of Regulation D. Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 504 of the Securities Act of 1933 as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions and the Company conducted no general solicitation in connection with the offer or sale of the securities. The purchasers of the securities in each transaction made representations to us regarding their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to unit certificates and instruments issued in such transactions. All purchasers (other than the original 13 directors) were provided a private placement memorandum containing all material information concerning the Company and the offering. All purchases were made with cash and the total amount of cash consideration for those securities was $975,000.
ITEM 27. EXHIBITS.

3.1	Articles of Organization

3.2	Amended and Restated Operating Agreement of the registrant

4.1	Form of Membership Unit Certificate

4.2	Form of Subscription Agreement of registrant

4.3	Amended and Restated Escrow Agreement dated June 30, 2005 between Siouxland Ethanol, LLC and U.S. Bank National Association

5.1	Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. dated August 8, 2005 as to certain securities matters*

8.1	Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. dated August 5, 2005 as to certain tax matters

10.1	Option to Purchase Real Estate from Charles Wenther dated November 5, 2005

10.2	Consulting Agreement dated January 15, 2005 between Siouxland Ethanol, LLC and Darrell Downs and Bill Riechers

10.3	Standard Form of Agreement Between Owner and Engineer for Professional Services dated November 5, 2004 between Siouxland Ethanol, LLC and Antioch International, Inc.

10.4	Letter of Intent dated October 29, 2004 between Siouxland Ethanol, LLC and Fagen, Inc.

10.5	Letter Agreement dated October 11, 2004 between Siouxland Ethanol, LLC and U.S. Energy Services, Inc.

10.6	Option to Purchase Real Estate from Charles Wenther dated February 16, 2005

10.7	Option to Purchase Real Estate from Gary Nelson dated November 12, 2004

10.8	Option to Purchase Real Estate from John Ryan dated January 7, 2005

10.9	Agreement Between Owner and HDR Engineering, Inc. for Professional Services dated December 17, 2004

23.1	Consent of Boulay, Heutmaker, Zibell & Co., P.L.L.P. dated August 5, 2005

* Exhibit 5.1 has been revised or updated and is being filed with this Pre-Effective Amendment No. 5 to Form SB-2. All other exhibits were previously filed with Form SB-2 or Pre-Effective Amendment No. 1, 2, 3, or 4 to Form SB-2.
ITEM 28. UNDERTAKINGS.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Pre-Effective Amendment No. 5 to Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Jackson, State of Nebraska on August 8, 2005. This Pre-Effective Amendment No. 5 is being filed for the purpose of updating the securities opinion letter filed as exhibit 5.1 to this Pre-Effective Amendment No. 5.

SIOUXLAND ETHANOL, LLC
Date: August 8, 2005	/s/ Tom Lynch
Tom Lynch
Chairman, President and Director (Principal Executive Officer)

Date: August 8, 2005	/s/ John Kingsbury
John Kingsbury
Treasurer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: August 8, 2005	/s/ Tom Lynch
Tom Lynch, Chairman, President,
Director (Principal Executive Officer)

Date: August 8, 2005	/s/ Pam Miller
Pam Miller, Vice Chairperson,
Vice President and Director

Date: August 8, 2005	/s/ John Kingsbury
John Kingsbury, Treasurer,
Chief Financial Officer/Director (Principal Financial and Accounting Officer)

Date: August 8, 2005	/s/ Doug Garwood
Doug Garwood, Secretary/Director

Date: August 8, 2005	/s/ Ronald Wetherell
Ronald Wetherell, Director

Date: August 8, 2005	/s/ Darrell Downs
Darrell Downs, Director

Date: August 8, 2005	/s/ Shennen Saltzman
Shennen Saltzman, Director

Date: August 8, 2005	/s/ Donald Meisner
Donald "Skip" Meisner, Director

Date: August 8, 2005	/s/ Matt Sederstrom
Matt Sederstrom, Director

Date: August 8, 2005	/s/ Bill Riechers
Bill Riechers, Director

Date: August 8, 2005	/s/ Craig Ebberson
Craig Ebberson, Director

II-4